Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements; (Form S-8 No. 33-96192) ,(Form S-3 No. 333-28209), (Form S-8 No. 333-85245), (Form S-8 333-44984), (Form S-3 No. 333-66628), (Form S-8 No. 333-75824), and (Form S-8 No. 333-125415), of our report dated March 28, 2006, which includes an explanatory paragraph for the effects of a restatement for prior years income tax disclosures with respect to the consolidated financial statements and schedule of Ezenia! Inc. appearing in this Annual Report on Form 10-K of Ezenia! Inc. for the year ended December 31, 2006.

     /s/  Brown & Brown, LLP

Boston, Massachusetts
March 30, 2007